                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        ------------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) or 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                             Dynegy Holdings Inc.
            (Exact Name of Registrant as Specified in its Charter)

           Delaware                                  94-3248415
    (State of Incorporation                      (I.R.S. Employer
        or organization)                        Identification No.)

     1000 Louisiana Street, Suite 5800
             Houston, Texas                           77002
(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: (713) 507-6400

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class to              Name of each exchange on which
           be so registered                 each class is to be registered

                None


Securities to be registered pursuant to Section 12(g) of the Act:

                         6.875% Senior Notes due 2002
                          6.75% Senior Notes due 2005
                         7.450% Senior Notes due 2006
                          7.125% Debentures due 2018
                         7.625% Senior Notes due 2026

Item 1.   Business.

     On February 1, 2000, Dynegy Holdings Inc., a Delaware corporation (Dynegy Holdings"), and Illinova Corporation, an Illinois corporation ("Illinova"), merged in a transaction in which Dynegy Holdings and Illinova became wholly owned subsidiaries of Dynegy Inc., an Illinois corporation ("New Dynegy"). The merger is more fully described in the Joint Proxy Statement/Prospectus contained within Dynegy's Form S-4 Registration Statement (File Number 333-84965) filed with the Securities and Exchange Commission on September 7, 1999.

     A description of the business of Dynegy Holdings Inc., is contained in the section entitled "Business" of the Form 10-K filed by New Dynegy (File Number 1-11156), the owner of all the issued and outstanding capital stock of Dynegy Holdings, on March 30, 1999, March 30, 1998, March 31, 1997, April 1, 1996 and March 31, 1995, and is incorporated herein by reference.

Recent Developments

     On February 1, 2000, New Dynegy sold its ownership interests in 11 cogeneration facilities in California to El Paso Energy West Coast Acquisition Corp. for approximately $255 million. The 11 facilities in which New Dynegy sold interests include Corona (Corona, California), Kern Front (Kern County), High Sierra (Kern County), Double "C" (Kern County), San Joaquin (Stockton), Chalk Cliff (Kern County), Badger Creek (Kern County), McKittrick (McKittrick), Live Oak (Kern County), Crockett (Crockett), Bear Mountain (Bakersfield). The 11 facilities had a combined capacity of approximately 370 net megawatts.

     On December 16, 1999, New Dynegy sold four gas processing plants and related gathering systems located in East Texas and Arkansas to Sulphur River Gathering LP. The four plants were the Eustace Plant (Henderson County, Texas), the New Hope plant (Franklin County, Texas), the East Texas plant (Gregg County, Texas), and the Texarkana Plant (Miller County, Arkansas).The sale included approximately 675 miles of gathering lines. The plants were capable of processing approximately 175,000 million cubic feet of gas per day.

Item 2.   Financial Information.

     The financial information for Dynegy Holdings is contained in the sections entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" of the Form 10-K's filed by New Dynegy (File Number 1-11156) filed on March 30, 1999 and March 30, 1998 and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in the Form 10-Q filed by

New Dynegy (File Number 1-11156) on November 15, 1999 and is incorporated herein by reference.

Item 3.   Properties.

     A description of the properties of Dynegy Holdings is contained in the section entitled "Properties" of the Form 10-K filed by New Dynegy (File Number 1-11156) on March 30, 1999, and is incorporated herein by reference.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

     All of the issued and outstanding capital stock of Dynegy Holdings is owned by New Dynegy.

Item 5.   Directors and Executive Officers.

     Set forth below are the names and positions of the current executive officers of the Company, together with their ages, position(s) and years of service with the Company.

Name                                       Age                      Position(s)                                          Since


C. L. Watson                                49                      Chairman and Chief Executive Officer                 1985
Stephen W. Bergstrom                        42                      President and Chief Operating Officer of             1986
                                                                    Dynegy Holdings and Dynegy
                                                                    Marketing and Trade, and
                                                                    a Director of the Company
John U. Clarke                              47                      Executive Vice President, Chief Financial Officer    1997
                                                                    And a Director of the Company
Dan W. Ryser                                50                      Executive Vice President of Dynegy                   1993
                                                                    Marketing and Trade
Stephen A. Furbacher                        52                      President and Chief Operating Officer of             1996
                                                                    Dynegy Mid-Stream Services
Kenneth E. Randolph                         43                      General Counsel, Secretary and a Director            1984
                                                                    of the Company


     The directors and executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

     C.L. Watson serves as Chairman of the Board, Chief Executive Officer and a Director of both Dynegy Holdings and New Dynegy. He also served as President of Dynegy Holdings from March 1995 to December 1996. Mr. Watson served as Chairman and as a member of the Natural Gas Clearinghouse ("Clearinghouse") Management Committee from May 1989 through March 1995, and as Chief Executive Officer and

President of Clearinghouse from September 1985 through March 1995. Mr. Watson also serves as a member of the Board of Directors of Baker Hughes Incorporated.

          Stephen W. Bergstrom serves as a Director of both Dynegy Holdings and New Dynegy, and as President and Chief Operating Officer of both Dynegy Holdings and Dynegy Marketing and Trade (f/k/a Natural Gas Clearinghouse). He served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President, Gas Marketing and Supply, of Clearinghouse from May 1987 through May 1990, and as Vice President, Gas Supply, of Clearinghouse from July 1986 through May 1987. Prior to his employment with Clearinghouse, Mr. Bergstrom served as Vice President, Gas Supply, of Enron Gas Marketing, a subsidiary of Enron Corp.

          John U. Clarke serves as Executive Vice President, Chief Financial Officer and a Director of both Dynegy Holdings and New Dynegy. Mr. Clarke joined Dynegy Holdings in April 1997 as Senior Vice President and Chief Financial Officer. Mr. Clarke is also an Advisory Director of New Dynegy. Prior to joining Dynegy Holdings, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company International, an investment-banking firm, for approximately one year. He previously had served as President of Concept Capital Group, Inc., a financial advisory firm formed by Mr. Clarke in May 1995. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil & Gas Corporation from August 1993 to February 1995, and worked for Transco Energy Company from April 1981 to May 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke began his career with Tenneco Inc. in January 1978.

          Dan W. Ryser serves as Senior Vice President of Dynegy Inc. and Dynegy Holdings Inc., and Executive Vice President of Dynegy Marketing and Trade. Mr. Ryser manages the Company's power generation business. Since joining Dynegy Holdings in 1993, Mr. Ryser has served the Company in several capacities, including managing ECI's electricity marketing operations. Prior to joining the Company in 1993, Mr. Ryser held various positions at Enron Corp. including President of Enron Gas Processing Company, President of Transwestern Pipeline Company, Executive Vice President of Enron Gas Marketing and President of Houston Pipe Line Company.

          Stephen A. Furbacher serves as President and Chief Operating Officer of Dynegy Mid-Stream Services, and Senior Vice President of Dynegy Inc. and Dynegy Holdings Inc. In this capacity, Mr. Furbacher is responsible for the operations of Dynegy's North American mid-stream liquids operations, as well as the global liquefied petroleum gas transportation and natural gas liquids marketing operations. The North American mid-stream liquids operations are actively engaged in the gathering and processing of natural gas and the transportation, fractionation and storage of NGLs. Prior to joining the Company in September 1996, Mr. Furbacher served as President of Warren Petroleum Company, a division of Chevron U.S.A. Inc.

      Kenneth E. Randolph serves as General Counsel, Secretary and a Director of the Company. He has served as Senior Vice President and General Counsel of Dynegy Holdings (or its predecessor, Clearinghouse) since July 1987. In addition, he served as a member of the Clearinghouse Management Committee from May 1989 through February 1994 and managed Clearinghouse's marketing operations in the Western and Northwestern United States from July 1984 through July 1987. Prior to his employment with the Company, Mr. Randolph was associated with the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Item 6.   Executive Compensation.

      Neither the directors nor the officers of Dynegy Holdings receive any form of compensation from Dynegy Holdings for their services rendered to Dynegy Holdings. Such directors and officers receive compensation from New Dynegy as discribed in the most recent Form 10-K of New Dynegy filed with the Commission on March 30, 1999.

Item 7.   Certain Relationships and Related Transactions.

      A description of certain relationships and related transactions of Dynegy Holdings is contained in the sections entitled "Principal Stockholders," "Proposal 1 - Election of Directors," "Executive Compensation - Indebtedness of Management" and "Certain Relationships and Related Transactions" of the Proxy Statement filed by New Dynegy (File Number 1-11156) on March 20, 1999, and is incorporated herein by reference.

Item 8.   Legal Proceedings.

      Descriptions of the legal proceedings of Dynegy Holdings are contained in the section entitled "Legal Proceedings" in the Form 10-K filed by New Dynegy (File Number 1-11156) on March 30, 1999 and in the sections entitled "Legal Proceedings" of the reports on Form 10-Q filed by New Dynegy (File Number 1-11156) on November 15, 1999, August 16, 1999, and May 17, 1999, and are
incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

      Not Applicable.

Item 10.  Recent Sales of Unregistered Securities.

      Not applicable.

Item 11.  Description of Registrant's Securities to be Registered.

          A description of the 6.75% Senior Notes of Dynegy Holdings is contained in the prospectus supplement filed by New Dynegy (File Number 33-97368) ) with the Commission on December 19, 1995 and is incorporated herein by reference.

          A description of the 6.875% Senior Notes and the 7.450% Senior Notes is contained in the prospectus supplement filed by New Dynegy (File Number 333-60253) ) with the Commission on July 23, 1999 and is incorporated herein by reference.

          A description of the 7.125% Debentures of Dynegy Holdings is contained in the prospectus supplement filed by New Dynegy (File Number 333-12987) with the Commission on May 18, 1998 and is incorporated herein by reference.

          A description of the 7.625% Senior Notes of Dynegy Holdings is contained in the prospectus supplement filed by New Dynegy (File Number 333-12987) with the Commission on October 11, 1996 and is incorporated herein by reference.

Item 12.      Indemnification of Directors and Officers.

          As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Amended and Restated Certificate of Incorporation of Dynegy Holdings (the "Certificate") provides that, to the fullest extent permitted by Delaware law, no director shall be liable to Dynegy Holdings or its stockholders for monetary damages for breach of fiduciary duty as director. By virtue of these provisions, a director of Dynegy Holdings is not personally liable for monetary damages for breach of such director's fiduciary duty except for liability for (i) breach of duty of loyalty to Dynegy Holdings or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which such director receives an improper personal benefit. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. As a result, the rights of Dynegy Holdings and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of the limitation of liability provision. The limitation of liability provision does not limit or affect a stockholder's ability to seek and obtain relief under the federal securities laws.

          Section 145 of the DGCL permits indemnification upon a determination that an officer or director has met the applicable standard of conduct. Such officer or director is required to have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of a corporation and, with respect to any criminal action, without reasonable cause to believe his conduct was unlawful. Section 145 does not authorize indemnification in actions brought by or in the right of a corporation with respect to any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless specifically authorized by the Delaware Court of

Chancery or the court in which such action is brought. The Certificate provides for the mandatory indemnification of officers and directors to the fullest extent permitted under the DGCL. Section 145 also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of the Certificate and of Sections 102 and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate and the DGCL.

     New Dynegy has purchased liability insurance policies covering Dynegy Holdings' directors and officers to insure against losses that are not covered by the indemnification of directors and officers by Dynegy Holdings, as discussed above. Covered losses include those arising from any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors or officers in their respective capacities as such. Dynegy Holdings is also insured against losses incurred as a result of indemnity payments to any director or officer.

Item 13.  Financial Statements and Supplementary Data.

     The financial statements of Dynegy Holdings are contained in the section entitled "Financial Statements and Supplementary Data" of the Form 10-K's filed by New Dynegy (File Number 1-11156) filed on March 30, 1999 and March 30, 1998 and in the section entitled "Financial Statements" of the Form 10-Q for Dynegy Inc. (File Number 1-11156) filed on November 15, 1999 and both are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     Not applicable.

Item 15.   Financial Statements and Exhibits.

     a. Consolidated financial statements of Dynegy Holdings and its subsidiaries are incorporated under Item 13 of this Form 10.

     b. Exhibits - The following instruments and documents are included as exhibits to this Form 10.


EXHIBIT
NUMBER        DESCRIPTION
------        -----------
 2.1          Combination Agreement and Plan of Merger, dated May, 22, 1996, by and between NGC Corporation, Chevron U.S.A. Inc. and
              Midstream Combination Corp.(7)

  2.2   -     Amendment to Combination Agreement, dated as of August 29, 1996, by and among NGC Corporation, Chevron U.S.A. Inc. and Midstream
              Combination Corp.(5)

  2.3   -     Agreement and Plan of Merger by and among Destec Energy, Inc., The
              Dow Chemical Company, NGC Corporation and NGC Acquisition
              Corporation II dated as of February 17, 1997. (8)

  2.4   -     Asset Purchase Agreement by and between NGC Corporation and The
              AES Corporation dated as of February 17, 1997. (8)

  2.5   -     First Amendment to Asset Purchase Agreement by and between NGC
              Corporation and The AES Corporation dated June 29, 1997.(9)

  2.6   -     Asset Purchase Agreement between Destec Energy, Inc. and ECT
              EOCENE Enterprises, Inc. dated July 1, 1997.(9)

  2.7   -     Agreement and Plan of Merger dated as of June 14, 1999, as amended, by and among Dynegy Inc. (now known as Dynegy Holdings), Dynegy Acquisition Corporation, Illinova Corporation, Energy
              Convergence Acquisition Corporation and Energy Convergence Holding
              Company (now known as Dynegy Inc.). (12)

  3.1   -     Amended and Restated Certificate of Incorporation of Dynegy
              Holdings Inc.(15)

  3.2   -     Bylaws of Dynegy Holdings Inc. (15)

  4.1   -     Indenture, dated as of December 11, 1995, by and between NGC
              Corporation, the Subsidiary Guarantors named therein and the First
              National Bank of Chicago, as Trustee.(4)

  4.2   -     First Supplemental Indenture, dated as of August 31, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein, and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995. (5)

  4.3   -     Second Supplemental Indenture, dated as of October 11, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein, and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995. (5)

  4.4   -     Amended and Restated Credit Agreement dated as of June 27, 1997, among NGC Corporation and The First National Bank of Chicago,
              Individually and as Agent, The Chase Manhattan Bank and
              NationsBank of Texas, N.A., Individually and as Co-Agents, and the Lenders Named therein.(9)

  4.5   -     First Amendment to Amended and Restated Credit Agreement, dated
              November 24, 1997, among NGC Corporation and The First National
              Bank of Chicago, Individually and as Agent, The Chase Manhattan
              Bank and NationsBank of Texas, N.A., Individually and as Co-Agents for the Lenders named therein. (13)

  4.6   -     Second Amendment to Amended and Restated Credit Agreement, dated as of February 20, 1998, among NGC Corporation and The First
              National Bank of Chicago, Individually
            and as Agent, The Chase Manhattan Bank and NationsBank of Texas, N.A., Individually and as Co-Agents for the Lenders named therein.
            (13)

  4.7   -   Subordinated Debenture Indenture between NGC Corporation and The
            First National Bank of Chicago, as Debenture Trustee, dated as of
            May 28, 1997. (10)

  4.8   -   Amended and Restated Declaration of Trust among NGC Corporation,
            Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein, dated as of May 28, 1997. (10)

  4.9   -   Series A Capital Securities Guarantee executed by NGC Corporation and The First National Bank of Chicago, as Guarantee Trustee, dated as of May 28, 1997. (10)

  4.10 - Common Securities Guarantee of NGC Corporation dated as of May 28, 1997. (10)

  4.11 - Registration Rights Agreement, dated as of May 28, 1997, among NGC Corporation, NGC Corporation Capital Trust I, Lehman Brothers, Salomon Brothers Inc. and Smith Barney Inc. (10)

  4.12 - Second Supplemental Indenture among NGC Corporation, Destec Energy, Inc. and The First National Bank of Chicago, as Trustee, dated as of June 30, 1997, supplementing and amending the Indenture dated as of June 30, 1997. (11)

  4.13 - Fourth Supplemental Indenture among NGC Corporation, Destec Energy, Inc. and The First National Bank of Chicago, as Trustee, dated as of June 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995. (11)

  4.14 - Fifth Supplemental Indenture among NGC Corporation, The Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of September 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995. (13)

  4.15 - Sixth Supplemental Indenture among NGC Corporation, The Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of January 5, 1998, supplementing and amending the Indenture dated as of December 11, 1995. (13)

  4.16 - Seventh Supplemental Indenture among NGC Corporation, The Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of February 20, 1998, supplementing and amending the Indenture dated as of December 11, 1995. (13)

  4.17 - Indenture, dated as of September 26, 1996, restated as of March 23, 1998, to include amendments in the First through Fifth Supplemental Indentures, between NGC Corporation and The First National Bank of Chicago, as Trustee. (13)

  4.18 - Credit Agreement dated as of May 27, 1998, among NGC Corporation and The First National Bank of Chicago, Individually and as Administrative Agent, The Chase Manhattan Bank, Individually and as Syndication agent and NationsBank, N.A., Individually and as Documentation Agent and the Lenders named therein. (12)

  4.19 - 364-Day Revolving Credit Agreement dated as of May 27, 1998, among NGC Corporation and The First National Bank of Chicago, Individually and as Administrative Agent, The Chase Manhattan Bank, Individually and as Syndication agent and

             NationsBank, N.A., Individually and as Documentation Agent and the Lenders named therein. (12)

  10.1   -   Agreement of Sale and Purchase of Assets, dated as of May 5, 1991, as amended on June 6, 1991 and August 30, 1991, by and between OXY
             USA Inc. and Trident Energy, Inc. (1)

  10.2   -   Master Agreement on Gas Processing, dated as of May 5, 1991, by and between OXY USA Inc. and Trident NGL, Inc.(1)

  10.3   -   Lease Agreement entered into on June 12, 1996 between Metropolitan
             Life Insurance Company and Metropolitan Tower Realty Company, Inc., as landlord, and NGC Corporation, as tenant. (6)

  10.4   -   First Amendment to Lease Agreement entered into on June 12, 1996 between Metropolitan Life Insurance Company and Metropolitan Tower
             Realty Company, Inc., as landlord, and NGC Corporation, as tenant.
             (6)

  10.5   -   Contribution and Assumption Agreement, dated as of August 31, 1996, among Chevron U.S.A. Inc., Chevron Pipe Line Company, Chevron
             Chemical Company and Midstream Combination Corp. (5)

  10.6   -   Scope of Business Agreement, dated May 22, 1996 between Chevron
             Corporation and NGC Corporation.(6)

  10.7   -   Master Alliance Agreement, dated as of September 1, 1996, among
             Chevron U.S.A. Inc., Chevron Chemical Company, Chevron Pipe Line
             Company, and other Chevron U.S.A. Inc. affiliates, NGC Corporation,
             Natural Gas Clearinghouse, Warren Petroleum Company, Limited
             Partnership, Electric Clearinghouse, Inc. and other NGC Corporation affiliates. (5)

  10.8   -   Natural Gas Purchase and Sale Agreement, dated as of August 30,
             1996, among Chevron U.S.A. Inc. and Natural Gas Clearinghouse. (5)
             *

  10.9   -   Master Natural Gas Processing Agreement, dated as of September 1,
             1996, among Chevron U.S.A. Inc. and Warren Petroleum Company,
             Limited Partnership. (5) *

  10.10  -   Master Natural Gas Liquids Purchase Agreement, dated as of
             September 1, 1996, among Warren Petroleum Company, Limited
             Partnership and Chevron U.S.A. Inc. (5) *

  10.11  -   Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse. (5) *

  10.12  -   Master Power Service Agreement, dated as of May 16, 1996, among
             Electric Clearinghouse, Inc. and Chevron U.S.A. Production Company.
             (6)

  10.13  -   Master Power Service Agreement, dated as of May 16, 1996, among
             Electric Clearinghouse, Inc. and Chevron Chemical Company. (6)

  10.14  -   Master Power Service Agreement, dated as of May 16, 1996, among
             Electric Clearinghouse, Inc. and Chevron Products Company. (6)

  10.15   -   Feedstock Sale and Refinery Product Purchase Agreements, dated as of September 1, 1996, among Chevron Products Company and Warren
              Petroleum Company, Limited Partnership.(5) *

  10.16   -   Refinery Product Sale Agreement (Hawaii), dated as of September 1,
              1996, among Warren Petroleum Company, Limited Partnership and
              Chevron Products Company. (5) *

  10.17   -   Feedstock Sale and Refinery Product Master Services Agreement,
              dated as of September 1, 1996, among Chevron Products Company and
              Warren Petroleum Company, Limited Partnership. (5) *

  10.18   -   CCC Product Sale and Purchase Agreement dated as of September 1,
              1996, among Warren Petroleum Company, Limited Partnership and
              Chevron Chemical Company. (5)*

  10.19   -   CCC/WPC Services Agreement, dated as of September 1, 1996, among
              Chevron Chemical Company and Warren Petroleum Company, Limited
              Partnership. (5) *

  10.20   -   Operating Agreement, dated as of September 1, 1996, among Warren
              Petroleum Company, Limited Partnership and Chevron Pipe Line
              Company. (5) *

  10.21   -   Galena Park Services Agreement, dated as of September 1, 1996, among Chevron Products Company and Midstream Combination Corp. (5)

  10.22   -   Venice Complex Operating Agreement, dated as of September 1, 1996, among Chevron U.S.A. Inc. and Warren Petroleum Company, Limited
              Partnership. (6) *

  10.23   -   Product Storage Lease and Terminal Access Agreement, dated as of
              September 1, 1996, among Chevron U.S.A. Inc. and Warren Petroleum
              Company, Limited Partnership. (6) *

  10.24   -   Lone Star Swap Transaction Confirmation Term Sheet, dated as of
              September 1, 1996, among Chevron U.S.A. Inc. and NGC Corporation.
              (5)

  10.25   -   West Texas LPG Pipeline Limited Partnership Agreement, dated as of
              September 1, 1996, by and between Chevron Pipe Line Company, or an affiliate thereof, and an affiliate of NGC Corporation. (5) *

  10.26   -   West Texas LPG Pipeline Operating Agreement, dated as of September
              1, 1996, by and between Chevron Pipe Line Company, or an affiliate thereof, and the West Texas LPG Pipeline Partnership. (5) *

  10.27   -   Time Charter, dated as of August 31, 1996, by and between
              Midstream Barge Company, L.L.C. and Warren Petroleum Company,
              Limited Partnership. (5) *

  10.28   -   Limited Liability Company Agreement of Midstream Barge Company,
              L.L.C., dated as of August 31, 1996, by and between Chevron U.S.A.
              Inc. and Warren Petroleum Company, Limited Partnership. (5)

  12.1    -   Computation of Ratio of Earnings to Fixed Charges.(14)

  21      -   Subsidiaries of the Registrant. (15)

  23.1    -   Consent of Arthur Andersen LLP.(15)

     *Exhibit omits certain information which the Company has filed separately with the Commission pursuant to a confidential treatment request pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

(1) Incorporated by reference to exhibits to the Registration Statement of Trident NGL, Inc. on Form S-1, Registration No. 33-43871.

(2) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1993 of Trident NGL Holding, Inc., Commission File No. 1-11156.

(3) Incorporated by reference to exhibits to the Registration Statement of Trident NGL Holding, Inc. on Form S-4, Registration No. 33-88907.

(4) Incorporated by reference to the Registration Statement of NGC Corporation on Form S-3, Registration No. 33-97368.

(5) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1996, of NGC Corporation, Commission File No. 1-11156.

(6) Incorporated by reference to exhibits to the Registration Statement of Midstream Combination Corp. on Form S-4, Registration No. 333-09419.

(7) Incorporated by reference to exhibits to the Current Report on Form 8-K of NGC Corporation, dated May 22, 1996, Commission File No. 1-11156.

(8) Incorporated by reference to exhibits to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996, of NGC Corporation, Commission File No. 1-11156.

(9) Incorporated by reference to exhibits to the Current Report on Form 8-K of NGC Corporation, Commission File No. 1-11156, dated June 27, 1997.

(10) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997, Commission File No. 1-11156.

(11) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1997, Commission File No. 1-11156

(12) Incorporated by reference to exhibits to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1998, Commission File No. 1-11156.

(13) Incorporated by reference to exhibits to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997, of NGC Corporation, Commission File No. 1-11156.

(14) Incorporated by reference to the exhibits to the Annual Report on Form 10-K of Dynegy Inc. for the fiscal year ended December 31, 1998, File Number 1-11156.

(15) Filed herewith.

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

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        DYNEGY HOLDINGS INC.


Date:  February 2, 2000                 By: /s/ Kenneth E. Randolph
                                            _____________________________
                                            Kenneth E. Randolph
                                            General Counsel and Secretary

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